Exhibit 10.12

Culled Cow Sales Agreement

Party A (Buyer): Heilongjiang Heji Agricultural Development Co., Ltd.
Party B (Seller):  Heilongjiang Xinhua Cattle Industry Co., Ltd.

In consideration of the mutual covenants and agreements as set forth below, and in compliance with the “Contract Law of the People’s Republic of China,” it is hereby covenanted and agreed by both parties as follows:

1.  Cooperation

Party B shall supply cows to Party A on a long-term basis, Party A agrees to purchase part of the cows supplied by Party B.

2.  Method of Delivery; Delivery Location

      1) Method of delivery: Pick-up;
      2) Delivery location: Party B’s farm.

3.  Price and Settlement Method

The price and volume shall be determined through negotiation based on the supply list provided to Party A by Party B.

4.  Checking and Acceptance

      1) Time of acceptance: Prior to packing of the cows for delivery.
      2) Standard of acceptance: After accepting the cows, Party A shall not complaint for any deformity or disease of the cows resulting from Party A’s mismanagement or other reasons.

5.  Breach Liability

      1) In circumstances where Party B fails to supply the cows, Party B shall compensate Party A with 1% of the undelivered portion of the purchase price;
      2) In circumstances where Party A returns the cows after acceptance, Party A shall pay Party B 1% of the returned purchase price as compensation;
      3) In circumstances where Party A fails to make the payment on time, Party A shall pay Party B a late payment fee of 0.2% of the total late payment amount for each day delayed, until Party B make all the payment;
      4) In circumstances where Party A refuses delivery in violation of this Agreement, Party A shall be responsible for all of Party B’s losses and damages as well as fines imposed by the transportation authority.

6.  Force Majeure

       If any party fails to perform this Agreement due to force majeure, the party shall timely inform the other of the reason for such failure. After obtaining certificates from relevant authorities, the party may be permitted to postpone or relieve from performing this Agreement.

7.  Dispute Resolution

       All disputes arising from the performance of this Agreement shall be settled through timely negotiation by both parties; In the event that the dispute could not be settled through negotiation, any party may submit the dispute to relevant authority for medication, to the arbitration committee for arbitration, or to the people’s court for litigation.

8.  Effectiveness and Terms

       This Agreement shall come into effect upon the execution by both parties, with a term of two (2) years.
       During the performance of this Agreement, both parties may not amend or terminate this Agreement without cause.

9.  Issues not covered in this Agreement may be governed by supplemental agreements entered into by both parties through negotiation. The supplemental agreement shall have the same legal effect as this Agreement.

10.  This Agreement shall be executed in two (2) copies with each party holding one copy. Each copy shall have the same legal effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and become effective as of the date below upon the signature and seals by both parties.

Party A	Party B
Heilongjiang Heji Agricultural Development Co., Ltd.	Heilongjiang Xinhua Cattle Industry Co., Ltd.

Date: December 28, 2010	Date: December 28, 2010